Exhibit 5.1

January 30, 2013

HD Supply, Inc.

3100 Cumberland Boulevard, Suite 1480

Atlanta, Georgia 30339

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to HD Supply, Inc., a Delaware corporation (the “Issuer”), and the guarantors listed on Schedule I attached hereto (collectively, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (File No. 333-185158) filed with the Commission on November 27, 2012 (the “Registration Statement”) relating to the proposed offering by the Issuer of $1,250,000,000 aggregate principal amount of the Issuer’s 8 1/8% Senior Secured First Priority Notes due 2019 (the “New First Priority Notes”), $675,000,000 aggregate principal amount of the Issuer’s 11% Senior Secured Second Priority Notes due 2020 (the “New Second Priority Notes”), and $1,000,000,000 aggregate principal amount of the Issuer’s 11.50% Senior Notes due 2020 (the “New Senior Notes”, and together with the New First Priority Notes and the New Second Priority Notes, the “New Notes”).

The New First Priority Notes are to be issued pursuant to the Indenture, dated as of April 12, 2012, as amended by the First Supplemental Indenture, dated as of April 12, 2012, the Second Supplemental Indenture, dated as of July 27, 2012, and the Third Supplemental Indenture, dated as of August 2, 2012 (collectively, the “First Priority Notes Indenture”), among the Issuer, the Guarantors, Wilmington Trust, National Association, as Trustee (in such capacity, the “First Priority Notes Trustee”), and Wilmington Trust, National Association, as First Priority Note Collateral Agent.

The New Second Priority Notes are to be issued pursuant to the Indenture, dated as of April 12, 2012, as amended by the First Supplemental Indenture, dated as of April 12, 2012, and the Second Supplemental Indenture, dated as of July 27, 2012 (collectively, the “Second Priority Notes Indenture”), among the Issuer, the Guarantors, Wilmington Trust, National Association, as Trustee (in such capacity, the “Second Priority Notes Trustee”), and Wilmington Trust, National Association, as Second Priority Note Collateral Agent.

The New Senior Notes are to be issued pursuant to the Indenture, dated as of October 15, 2012, as amended by the First Supplemental Indenture, dated as of October 15, 2012 (together, the “Senior Indenture” and, together with the First Priority Notes Indenture and the Second Priority Notes Indenture, the “Indentures”), among the Issuer, the Guarantors and Wells Fargo Bank, National Association., as Trustee (the “Senior Notes Trustee” and, together with the First Priority Notes Trustee and the Second Priority Notes Trustee, the “Trustees”). The obligations of the Issuer pursuant to the New Notes are each to be guaranteed by the Guarantors pursuant to and as set forth in the Indentures (such guarantees, collectively, the “Guarantees.”)

HD Supply, Inc.	January 30, 2013

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Issuer and the Guarantors and such other instruments and certificates of public officials, officers and representatives of the Issuer and the Guarantors and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Issuer and the Guarantors and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we have examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustees to enter into and perform their respective obligations under the Indentures, (vi) the due authorization, execution and delivery of the Indentures by the applicable Trustee, (vii) the enforceability of each Indenture against the applicable Trustee and (viii) the due authentication of the New Notes on behalf of the Trustees in the manner provided in the Indentures.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that, upon the execution and issuance of the New Notes by the Issuer and authentication of the New Notes by the applicable Trustee in accordance with the Indentures and delivery of the New Notes against exchange therefor of the Old Notes, pursuant to the exchange offer described in the Registration Statement, (1) the New Notes will constitute valid and binding obligations of the Issuer, and (2) the Guarantees will constitute valid and binding obligations of the Guarantors.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing.

The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and we do not express any opinion herein concerning any other laws. In rendering the opinions expressed herein, we have relied on all matters relating to the laws of Delaware, on the opinion of Richards, Layton & Finger, P.A. delivered to you today; we have relied on all matters relating to the laws of Florida and Maryland, on the opinion of Holland & Knight LLP delivered to you January 18, 2013; we have relied on all matters relating to the laws of Michigan, on the opinion of Clark Hill PLC delivered to you on today; and we have relied on all matters relating to the laws of Nevada, on the opinion of Holland & Hart LLP delivered to you on January 18, 2013.

HD Supply, Inc.	January 30, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

Schedule 1

Brafasco Holdings II, Inc.

Brafasco Holdings, Inc.

Creative Touch Interiors, Inc.

HD Builder Solutions Group, LLC

HD Supply Construction Supply Group, Inc.

HD Supply Construction Supply, Ltd.

HD Supply Distribution Services, LLC

HD Supply Electrical, Ltd.

HD Supply Facilities Maintenance Group, Inc.

HD Supply Facilities Maintenance, Ltd.

HD Supply GP & Management, Inc.

HD Supply Holdings, LLC

HD Supply Management, Inc.

HD Supply Repair & Remodel, LLC

HD Supply Support Services, Inc.

HD Supply Utilities Group, Inc.

HD Supply Utilities, Ltd.

HD Supply Waterworks Group, Inc.

HD Supply Waterworks, Ltd.

HDS IP Holding, LLC

HDS Power Solutions, Inc.

HSI IP, Inc.

LBM Holdings, LLC

ProValue, LLC

White Cap Construction Supply, Inc.